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                                    EXHIBIT 8.2.4.

MORGAN BEAUMONT, INC. LICENSES CARD LOADING SOFTWARE AND TECHNOLOGY TO TRANSACTION MANAGEMENT, LLC AND SECURITY BANK, AND ENTER INTO STRATEGIC RELATIONSHIPS
11/15/2004 9:20:00 AM

SARASOTA, Fla., Nov 15, 2004 (BUSINESS WIRE) -- Morgan Beaumont, Inc. (MBEU), a premier provider of Stored Value and Debit Card solutions, announced that it has signed a Contract with Transaction Management, LLC and Security Bank to provide Morgan Beaumont's POS software and retail load locations to expand the national footprint of card loading technology to load cash on debit cards. ...